As filed with the Securities and Exchange Commission on July 12, 2016

Registration No. 333-211140

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

Form S-8 to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANNALY CAPITAL MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Maryland	22-3479661
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, New York 10036

(212) 696-0100

(Address of Principal Executive Offices)

Hatteras Financial Corp. 2010 Equity Incentive Plan

Hatteras Financial Corp. 2015 Equity Incentive Plan

(Full Title of the Plans)

R. Nicholas Singh

Chief Legal Officer

Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 696-0100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	940,058	(2)	N/A	N/A	N/A

(1)               Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Shares”), of Annaly Capital Management, Inc., a Maryland corporation (the “Registrant” or “Annaly”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)               Represents the estimated maximum number of Common Shares issuable in the future under awards outstanding pursuant to the compensation plans of Hatteras Financial Corp. (“Hatteras”) identified on the cover page of this Registration Statement, which awards were assumed by the Registrant in connection with the Registrant’s acquisition of Hatteras which was consummated on July 12, 2016.

(3)               These shares were registered under the Registration Statement on Form S-4 (File No. 333-211140) initially filed under the Securities Act with the Securities and Exchange Commission on May 5, 2016, as amended by Pre-Effective Amendments Nos. 1, 2, 3 and 4 filed on May 27, 2016, June 15, 2016, July 1, 2016 and July 7, 2016, respectively. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

Annaly Capital Management, Inc. (the “Registrant” or “Annaly”) hereby amends its Registration Statement on Form S-4 (File No. 333-211140) filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2016, as amended by Pre-Effective Amendments Nos. 1, 2, 3 and 4 filed on May 27, 2016, June 15, 2016, July 1, 2016 and July 7, 2016, respectively (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock of the Registrant, par value $0.01 per share (the “Common Shares”), issuable upon the settlement of certain outstanding restricted stock awards of Hatteras Financial Corp. (“Hatteras”) granted under (a) the Hatteras Financial Corp. 2010 Equity Incentive Plan and (b) the Hatteras Financial Corp. 2015 Equity Incentive Plan (together, the “Hatteras Plans”). All such Common Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On July 12, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated April 10, 2016, by and among Hatteras, the Registrant and Ridgeback Merger Sub Corporation (“Merger Sub”), Hatteras merged with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”).

At the effective time of the Merger, each restricted stock award held by Hatteras executive officers Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II that was outstanding and unvested immediately prior to the effective time of the Merger was assumed and converted automatically into a restricted stock award with respect to the number of Common Shares equal to the product obtained by multiplying the total number of shares of Hatteras common stock subject to such restricted stock award immediately prior to the effective time of the Merger by 1.5226, with any fractional shares rounded to the nearest whole share. Each such assumed restricted stock award has vested or will vest in accordance with the terms of the consulting agreement between the holder of such restricted stock award and Annaly entered into on the date of the Merger Agreement, and otherwise has the same terms and conditions as such restricted stock award had immediately prior to the effective time of the Merger.

This Registration Statement is being filed for the purpose of registering up to 940,058 Common Shares issuable upon the settlement of the Hatteras restricted stock awards that were originally issued under the Hatteras Plans and at the effective time of the Merger were converted into restricted stock awards of the Registrant as described in the preceding paragraph.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)              The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015;

(b)              The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016;

(c)               The Registrant’s Current Reports on Form 8-K filed on April 11, 2016, April 12, 2016, May 26, 2016 and July 12, 2016;

(d)              The information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2015 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 12, 2016; and

(e)               The description of the Registrant’s Common Shares contained in the Registration Statement on Form 8-A, filed on October 6, 1997, including all amendments and reports filed for the purpose of updating such description.

All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities than remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and committed in bad faith or was the result of active and deliberate dishonesty; or the director or officer actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation’s charter, the director or officer must be indemnified against reasonable expenses incurred by the director or officer if he or she has been successful in the defense of the proceeding, or in the defense of any claim, issue or matter in the proceeding, or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

Annaly’s charter provides that Annaly’s directors and officers will, and its employees and agents to such extent as authorized by the board of directors or Annaly’s bylaws and permitted by law, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. Annaly’s charter contains a provision providing for elimination of the liability of Annaly’s directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law.

Annaly maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 12, 2016.

ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ KEVIN G. KEYES
Kevin G. Keyes
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on July 12, 2016.

Signature	Title

*	Chief Executive Officer, President and Director
Kevin G. Keyes	(Principal Executive Officer)

*	Chief Financial Officer
Glenn A. Votek	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors and Executive Chairman
Wellington J. Denahan

*	Director
Michael Haylon

*	Director
Donnell A. Segalas

*	Director
Kevin P. Brady

*	Director
E. Wayne Nordberg

*	Director
Jonathan D. Green

*	Director
John H. Schaefer

*	Director
Francine J. Bovich

*By:

/s/ KEVIN G. KEYES
Kevin G. Keyes

Attorney-in-Fact
July 12, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1

Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to Annaly’s Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997)

4.2

Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly’s Registration Statement on Form S-3 (Registration No. 333-74618) filed June 12, 2002)

4.3	Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly’s Form 8-K (filed August 3, 2006))

4.4	Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.4 of Annaly’s Form 10-Q (filed May 7, 2008))

4.5	Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly’s Form 8-K (filed June 23, 2011))

4.6	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Annaly’s Registration Statement on Form S-11 (Registration No. 333-32913) filed September 17, 1997)

4.7	Hatteras Financial Corp. 2010 Equity Incentive Plan*

4.8	Hatteras Financial Corp. 2015 Equity Incentive Plan*

5.1	Opinion of Venable LLP*

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP*

23.3	Consent of Ernst & Young LLP*

24.1

Powers of Attorney (included on the signature pages to the Registrant’s Registration Statement on Form S-4 (File No. 333-211140) filed on May 29, 2014, to which this is Post-Effective Amendment No. 1 on Form S-8)

* Filed herewith.